Exhibit 99.2

FOR IMMEDIATE RELEASE

CORPORATE CONTACTS:	MEDIA CONTACT:

Merilee Kern	Eric Goldman
Manager, Marketing Communications	Vice President, Neale-May & Partners
858-577-0206	212-213-5400x202
merilee@eDiets.com	egoldman@nealemay.com

INVESTOR RELATIONS CONTACT:

Alison Tanner, CFA	Frank Milano
Chief Strategist	President, Strategic Investor Relations Corp.
954-360-9022	800-499-0971
alison@eDiets.com	frank@eDiets.com

eDiets.com® Acquires Remaining Stake in eDiets Europe

DEERFIELD BEACH, FL July 16, 2004 – eDiets.com, Inc. (NASDAQ: DIET), a leading online diet and healthy living destination, today announced that it has acquired the 40% interest in eDiets Europe Ltd. (“eDiets Europe”) held by Unislim Ireland for a combination of cash and eDiets.com shares valued at approximately $2 million. As a result, eDiets Europe has become a wholly owned subsidiary of eDiets.com.

Separately, eDiets.com announced today that Tesco.com has acquired exclusive rights to use eDiets.com’s personalized diet technology in the United Kingdom and Ireland. As consideration for the rights and the existing eDiets.com business in the UK and Ireland, Tesco.com has made an upfront payment of £2.0 million (approximately $3.7 million USD) and will pay ongoing royalties. Ciaran McCourt, managing director of eDiets Europe, will continue to oversee international operations for eDiets.com.

Outside of the UK and Ireland, eDiets Europe presently has operations in Germany and Spain. eDiets Europe established a presence in Germany, the third largest diet market in the world, in December 2003. It established a presence in Spain, in partnership with Terra Lycos, in January 2004.

“This acquisition represents an important step in our continuing effort to establish a global presence for eDiets.com,” said David Humble, CEO of eDiets.com. “It allows us to more easily share resources and to exploit our respective strengths to convince consumers worldwide of the advantages of online dieting. We believe that with this new structure, and adequate funding, we can drive even more rapidly towards achieving our vision of being the global online destination for diet, fitness and motivation services, information and products.”

eDiets.com previously held a majority ownership interest in eDiets Europe; however, in accordance with U.S. Generally Accepted Accounting Principles, the company did not include eDiets Europe’s accounts and results of operations in its consolidated financial statements. It will begin to do so today. eDiets.com will begin to report consolidated results, effective with the company’s fiscal third quarter ending September 30, 2004.

About eDiets.com

eDiets.com is the Internet’s premier one-stop online diet and healthy living destination offering professional advice, information, products and services to consumers seeking to improve their nutrition and fitness, live healthier, and live longer. Over 1.5 million consumers worldwide have become eDiets.com members since 1997. Throughout 2004, Nielsen//NetRatings ranked eDiets.com as the #1 Most Trafficked Health, Fitness & Nutrition Site, Forbes named eDiets.com “Best of the Web” in the diet and nutrition category and PC Magazine selected eDiets.com as its “Editors’ Choice.”

eDiets.com offers 19 personalized online programs including the Atkins Nutritional Approach™ , The Zone Diet, Shape Up!™ inspired by Dr. Phil McGraw’s book, “Ultimate Weight Solution,” Slim·Fast®, the Perricone Nutritional Face Lift™ , Bob Greene’s “Get With The Program!,” the eDiets.com Alternative to Jenny Craig, and more than a dozen specialized Healthy Living programs for those with special needs, including the Living With Diabetes, Low Sodium, Hypoglycemia/Low Sugar, Lactose/Dairy Free, Heart Smart and Cholesterol Lowering plans. eDiets.com subscribers enjoy a wide range of custom-tailored nutrition, fitness, support, motivation and/or other services, including Online Anytime Meetings providing members with on-demand expert guidance and inspiration and over 100 topic-specific support boards and chat rooms for one-on-one motivation.

Dieting is a $30 billion market with established brands such as Jenny Craig®, Weight Watchers® and several regional brands. Founded in 1996, eDiets.com is a public company (NASDAQ: DIET) headquartered in Deerfield Beach, FL. that operates Web sites at www.eDiets.com and www.eFitness.com, publishes and distributes one of the Internet’s leading electronic newsletters with an opt-in circulation base of approximately 13 million members. eDiets.com also holds affiliations with www.eDiets.de in Germany and www.eDiets.com.es in Spain.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient outside financing, when and if required, on acceptable terms, changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets targeted by the Company, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.